Exhibit 99.1

For Immediate Release

Viggle Inc. Receives Patent for Rewarding Entertainment Usage

NEW YORK – May 20, 2014 – Viggle Inc. (NASDAQ:VGGL) (“Viggle”), the entertainment marketing and rewards platform, today announced that it received U.S. Patent No. 8,732,739, titled “System and Method for Tracking and Rewarding Media and Entertainment Usage Including Substantially Real Time Rewards.” The patent protects Viggle Inc.’s proprietary technology that compares known audio segments to audio captured by a viewer’s activation of Viggle’s mobile app on their smartphone or tablet to identify the entertainment the viewer is experiencing and assigns loyalty points to the viewer associated with the identified entertainment. By doing so, Viggle users earn points that can be redeemed for real rewards such as music downloads, headphones, electronics, major brand discounts and gift cards.

This patented technology is part of Viggle Inc.’s Platform, a multi-channel portfolio that rewards users for consuming entertainment. The Viggle Platform encompasses the Viggle mobile app, where users check-in and engage with TV shows and music, Wetpaint’s entertainment and social media publishing platform and the NextGuide mobile app and website that enables discovery of entertainment content such as linear TV, streaming and content available for download.

“This patented technology is critical to our continued focus on discovery and engagement of great content for today’s entertainment fans,” said Greg Consiglio, President and COO of Viggle Inc. “With so much choice on linear TV and an increasing array of streaming options, it’s getting harder than ever to get the right content in front of the right fan at the right time.  As more consumers use Viggle’s industry-leading rewards platform, we will continue to innovate to help consumers earn rewards for enjoying the content they love.”

This new patent is one part of Viggle Inc.’s growing worldwide patent portfolio.  Viggle has recently been awarded two other patents, including U.S. Patent No. 8,706,673 and U.S. Patent No. 8,612,375, entitled, “Dynamic Playbook:  Experimentation Platform for Social Networks.”  Both of these patents are directed to dynamically providing contextual content recommendations for communications channels, such as email, text messages, web pages, social media pages, physical mailings and telephone calls.  In addition, Viggle also recently received a Notice of Allowance for U.S. Patent No. 13/967,976 entitled, “Personalization Based Upon Social Value in Online Media.”  This application is directed to online personalization of content provided to a user on a social network platform.  The personalized content is particularly selected to increase the user’s perceived value to other users of the social network platform.

About Viggle Inc.

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle mobile app has over 4 million users. Since its launch, Vigglers have redeemed over $18 million in rewards for watching their favorite TV programs and listening to music. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online. Viggle also operates Dijit Media, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies.  For more information, visit www.viggle.com or follow us on Twitter @Viggle.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of May 20, 2014. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

A notice of allowance is a written notification issued after the USPTO makes a determination that a patent can be granted from an application. The vast majority of patent applications that receive a notice of allowance will proceed to issue as a U.S. patent; however, a notice of allowance is not a guarantee of patent issuance.

Media Contact for Viggle:
Ezra Rich
DKC Public Relations
212 981 5273
ezra_rich@dkcnews.com

Viggle Investor Relations:
John C. Small
CFO, Viggle Inc.
646 738 3220
john@viggle.com